Exhibit 10.9

[Letterhead of Tree.com]

March 26, 2010

Greg Hanson

Senior Vice President & General Manager, RealEstate.com & Tree.com

Dear Greg:

This letter is to notify you of a valuable additional benefit for certain employees of Tree.com, Inc. (“Company”) that was recently adopted by the Compensation Committee of our Board of Directors in the event there is a Change of Control at the Company.

Should a Change of Control occur, all Tree.com, Inc. equity issued to you would immediately fully vest.  (Vesting of equity in other SpinCos would continue to be subject to the applicable plan and vesting schedule.)  There is no action you need to take — the accelerated vesting would automatically occur upon a Change of Control.

In addition, if there is a Change of Control and you (a) resign for Good Reason or (b) your employment is terminated without Cause and for reasons unrelated to performance (and other than as a result of your death or disability), during the twelve (12) month period following the Change of Control, you will receive a severance payment of two (2) years of base salary.  This severance payment would replace any payment under the Company’s general severance plan or other arrangement to which you would otherwise be entitled.

The severance payment described above is contingent upon your signing a general release of claims in favor of the Company and such release of claims becoming irrevocable prior to the date of payment.  Such release will contain restrictive covenants (substantially in the form attached) in effect for one year following your termination date including a non-compete provision and restrictions on solicitation of employees and customers.

This letter does not create an employment contract or affect the right of the Company to terminate your employment, or change the terms and conditions of such employment, at any time and without notice.

Sincerely,

/s/ Claudette Hampton

Claudette Hampton
Senior Vice President, Human Resources

Definitions

For the purposes of this letter, the following definitions apply:

“Cause” means gross negligence in carrying out your duties for the Company or any breach of fiduciary duties to the Company, conviction of, or plea of guilty or no contest to any felony, any act of fraud or embezzlement, material violation of a Company policy or any unauthorized use or disclosure of confidential information or trade secrets of the Company or its affiliates, or failure to cooperate in any Company investigation. Neither bad judgment nor mere negligence nor an act of omission reasonably believed by you to have been in, or not opposed to, the interests of the Company, shall constitute examples of gross negligence.

“Change of Control” results when: (i) any person or entity who is not a controlling shareholder as of the date of this letter becomes a beneficial owner, directly or indirectly, of securities of the Company representing fifty percent or more of the total voting power of all of the Company’s then outstanding voting securities, (ii) a merger or consolidation of the Company in which the Company’s voting securities immediately prior to the merger or consolidation do not represent, or are not converted into securities that represent, a majority of the voting power of all voting securities of the surviving entity immediately after the merger or consolidation, or (iii) a sale of all or substantially all of the assets of the Company or a liquidation or dissolution of the Company.  For purposes of defining Change of Control, “Company” refers to Tree.com, Inc. as a whole and does not apply to events only affecting specific businesses or subsidiaries of Tree.com, Inc.

“Good Reason” means the occurrence of any of the following without your written consent: (i) a material adverse change in your title, duties, operational authorities or reporting responsibilities from those in effect immediately prior to the Change in Control, excluding for this purpose any such change that is an isolated and inadvertent action not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof and further excluding a change in your reporting officer due to internal restructuring, realignment, or the resignation, promotion, demotion, or a reorganization of managers within the Company, (ii) a material reduction in your annual base salary, or (iii) a relocation of your principal place of business more than 50 miles from your current office.

Restrictive Covenants

In consideration of the compensation and other consideration given to you pursuant to the provisions of this letter, you understand and agree that the purpose of these covenants is to protect legitimate business interests of the Company, and is not intended to eliminate your post-employment competition with the Company per se, nor is it intended to impair or infringe upon your right to work, earn a living, or acquire and possess property from the fruits of your labor. You hereby acknowledge that the post-employment restrictions set forth herein are reasonable and that they do not, and will not, unduly impair your ability to earn a living after the termination of your employment with Company. You shall be subject to and agree to abide by the restrictions set forth in this Section.

1.               Definitions.

The following capitalized terms shall have the meanings assigned to them below:

i.     “Competitive Services” means Internet-based loan origination, Internet-based loan brokerage, Internet-based real estate brokerage services, or any other services that Company is engaged in as of the date of your termination.

ii.    “Determination Date” means the date of termination of your employment with the Company for any reason whatsoever or any earlier date (during your employment) of an alleged breach of the Restrictive Covenants by you.

iii.   “Person” means any individual or any corporation, partnership, joint venture, limited liability company, association or other entity or enterprise.

iv.   “Principal Or Representative” means a principal, owner, partner, shareholder, joint venturer, investor, member, trustee, director, officer, manager, employee, agent, representative or consultant.

v.    “Protected Customers” means any Person to whom the Company has sold its services or solicited to sell its services during the twelve (12) months prior to the Determination Date; provided, however, that Protected Customer shall not include any Person with which you can reasonably demonstrate that you had a pre-existing professional relationship prior to the commencement of your employment with the Company.

vi.   “Protected Employees” means employees of the Company who were employed by the Company at any time within six months prior to the Determination Date and with whom you had direct, personal and continuing dealings on behalf of the Company or whom you directly supervised.

vii.  “Restricted Period” means the period of your employment with Company and a period extending one year from the termination of your employment with Company.

2.               Non-solicitation of Protected Employees. You understand and agree that the relationship between the Company and each of its Protected Employees constitutes a valuable asset of the Company and may not be converted to your own use. Accordingly, you hereby agree that during the Restricted Period you shall not directly or indirectly on your own behalf or as a Principal or Representative of any Person or otherwise solicit or induce any Protected Employee to terminate his or her employment relationship with the Company or to enter into employment with any other Person.

3.               Restriction on Relationships with Protected Customers. You understand and agree that the relationship between the Company and each of its Protected Customers constitutes a valuable asset of the Company and may not be converted to your own use. Accordingly, you hereby agree that, during the Restricted Period, you shall not, without the prior written consent of the Company, directly or indirectly, on your own behalf or as a Principal or Representative of any

Person, solicit, divert, take away or attempt to solicit, divert or take away a Protected Customer for the purpose of providing or selling Competitive Services; provided, however, that the prohibition of this covenant shall apply only to Protected Customers with whom you had Material Contact on the Company’s behalf during the twelve (12) months immediately preceding the Determination Date. For purposes of this Section, you had “Material Contact” with a Protected Customer if (a) you had direct business dealings with the Protected Customer on the Company’s behalf or (b) you were responsible for supervising or coordinating the dealings between the Company and the Protected Customer.

4.               Covenant not to Compete.  You agree and covenant that during the Restrictive Period you will not, without Company’s prior written consent, which may be granted or withheld in the sole discretion of the Company, directly or indirectly, (i) for yourself; (ii) as a consultant, manager, supervisor, employee or owner; or (iii) as an independent contractor, engage in activities related to Competitive Services for any Person which markets, sells or otherwise provides Competitive Services in the geographical areas in which the Company does business; provided, however, that the ownership by you of not more than five percent (5%) of the shares of any publicly traded class of stock of any corporation shall not be deemed, in and of itself, to violate the foregoing prohibitions.

5.               ENFORCEMENT OF RESTRICTED COVENANTS.

i.                  Rights and Remedies upon Breach. In the event you breach, or threaten to commit a breach of, any of the provisions of the Restrictive Covenants, the Company shall have the right and remedy to enjoin, preliminarily and permanently, you from violating or threatening to violate the Restrictive Covenants and to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company. Such right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity. In addition, the Restricted Period shall be extended for the period of any such breach or threatened breach.

ii.               Severability of Covenants. You acknowledge and agree that the Restrictive Covenants are reasonable and valid in time and scope and in all other respects. The covenants set forth in this Section shall be considered and construed as separate and independent covenants. Should any part or provision of any covenant be held invalid, void or unenforceable in any court of competent jurisdiction, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision contained herein. If any portion of the foregoing provisions is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, the territory, the definition of activities or the definition of information covered is considered to be invalid or unreasonable in scope, the invalid or unreasonable term shall be redefined, or a new enforceable term provided, such that the intent of the Company and you in agreeing to the provisions of this Agreement will not be impaired and the provision in question shall be enforceable to the fullest extent of the applicable laws.

6.               Confidentiality.  You agree to keep secret and retain in strictest confidence, and shall not use for the benefit of yourself or others or disclose to others, any confidential and proprietary information of the Company, including but not limited to information and materials relating to the internal operations of the Company, its processes and procedures, trade “know-how”, sales, marketing and distribution methods and strategies, suppliers, customers, prospective customers, services, terms of contracts, pricing policies, business plans, research and development projects and any and all other business affairs of the Company (collectively, “Confidential Information”).  Confidential Information does not include any information or material generally available to the public. You agree that the existence of and the terms and provisions of this Agreement shall remain and be kept strictly confidential.  This confidentiality provision applies to and expressly prohibits all communications to any person or entity, including, without limitation, communications to any present, former or future Company employee.